Exhibit 99.1

Michael Fuchs

Chairman of the Board of Directors

Autobytel Inc.

18872 MacArthur Boulevard

Irvine, CA 92612

September 21, 2006

Liberate Technologies

310 University Avenue

Suite 201

Palo Alto, California 94301

Attn: Mr. Phil Vachon

Dear Mr. Vachon:

I am writing to you on behalf of the Board of Directors of Autobytel in response to your proposal for us to consider two candidates for election to our Board. We welcome comments and recommendations from our shareholders and have institutionalized this attitude in our description of the responsibilities of our nominating committee. At a recent meeting of our Board and at a meeting of the nominating committee, our Board and our nominating committee extensively discussed your letter and other comments Liberate has made to myself and other Board members during conversations over the past several weeks.

As we have previously mentioned, we have been engaged, at the direction of the nominating committee, in a search for additional directors. Autobytel has also been engaged in a search for a new chief financial officer. We plan to recruit at least two new directors in the near future. Our Board believes that it is important to recruit directors with specific skills and knowledge that can best benefit the company as it embarks on its refocused media-centric strategy. Thus, we believe that at least one of the new directors should have automotive experience and the other should have marketing/advertising experience. Ideally, the persons who fill these slots should also have some familiarity with Internet commerce. As you can appreciate, finding directors with these credentials who have public company board experience is never easy, but is especially difficult with a small company. In addition, as part of our recruiting process both for the directors and the new chief

September 21, 2006

financial officer, we have worked to assure potential candidates of the stability of the enterprise under its new leadership. Our Board strongly believes in the direction in which we are being led by our new chief executive officer. This strategy has been publicly announced and involves a refocusing of the business, which in many ways is consistent with some of the suggestions you made in your recent letter. That process has been under way almost from the first day that Jim Riesenbach arrived at Autobytel.

With the objectives described above, our nominating committee would be pleased to consider candidates who have experience as directors of public companies, whose skills and personality would strengthen the Board, and who would represent the interests of all of our shareholders. To that end, the nominating committee will contact you for additional information concerning the qualifications of each proposed nominee.

Finally, for several months our Board has evaluated and acted upon some of your suggestions, such as considering strategic alternatives. After careful and deliberate steps, we have determined that the present strategy under Jim’s leadership is in the best interest of our shareholders to maximize shareholder value. We are committed to a frank exchange of views with our significant shareholders with a view to the successful development of our new strategy under Jim and his team.

Very truly yours,

/s/ Michael Fuchs